Exhibit 11

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A, Amendment 1 of our independent auditor’s report dated February 1, 2021, with respect to our audit of the financial statements of Innovega, Inc. which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Spokane, Washington

March 15, 2021